Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements present the combination of the historical financial statements of Beacon and Allied, adjusted to give effect to the Allied Transactions. As used herein, the term “Allied Transactions” refers to the following proposed transactions: (i) a $300.0 million public offering of shares of Beacon’s common stock; (ii) the Debt Financing (as defined herein); (iii) the Convertible Preferred Stock Purchase (as defined herein); (iv) the closing of the Allied Acquisition (as defined herein); (v) the repayment of certain existing indebtedness of Beacon; and (vi) the payment of estimated premiums, fees and expenses in connection with the proposed $300.0 million public offering of shares of Beacon’s common stock, the proposed Debt Financing, the Allied Acquisition and the Convertible Preferred Stock Purchase.

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on June 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain acquired tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016 and December 27, 2014. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 gives effect to the Allied Transactions as if they had been consummated on October 1, 2015 and combines Beacon’s historical results for the fiscal year ended September 30, 2016 with Allied’s historical results for the fiscal year ended December 31, 2016. As Allied’s fiscal year end is within 93 days of Beacon’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 includes Allied’s annual operating results for its respective fiscal year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations information for the nine months ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the nine months ended June 30, 2017 with Allied’s historical results for the six months ended July 1, 2017 and the three months ended December 31, 2016.

The final terms of the Allied Transactions, including the Debt Financing, will be subject to market conditions and may change materially from the assumptions described in the following unaudited pro forma condensed combined financial statements. Changes in assumptions with respect to the Allied Transactions would result in changes to various components of the unaudited pro forma condensed combined balance sheet, including stockholders’ equity and total debt, and various components of the unaudited pro forma condensed combined statements of operations, including interest expense and earnings per share. Depending on the nature of the changes, the impact on the unaudited pro forma condensed combined financial information could be material.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill.    The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

The unaudited pro forma condensed combined financial information is provided for informational and illustrative purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial position of Beacon that would have been reported had the Allied Transactions been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Beacon following the consummation of the Allied Transactions. We therefore caution you not to place undue reliance on the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes related to the unaudited pro forma condensed combined financial statements;

•	the audited consolidated financial statements and the notes related thereto for Beacon for the fiscal years ended September 30, 2016, 2015 and 2014 and as of September 30, 2016 and 2015, which are filed with Beacon’s Annual Report on Form 10-K for the fiscal year ended September 30, 2016 on file with the United States Securities and Exchange Commission (the “SEC”);

•	the unaudited consolidated interim financial statements and the notes related thereto for Beacon as of and for the nine months ended June 30, 2017 and 2016, which are filed with Beacon’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 on file with the SEC;

•	the audited combined financial statements and the notes related thereto for Allied as of and for the fiscal years ended December 31, 2016, January 2, 2016 and December 27, 2014, which are included as Exhibit 99.1 to this Current Report on Form 8-K; and

•	unaudited condensed combined interim financial statements and the notes thereto for Allied as of and for the six months ended July 1, 2017 and July 2, 2016, which are included as Exhibit 99.2 to this Current Report on Form 8-K.

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Nine Months Ended June 30, 2017

	Historical		Pro Forma	Note	Pro Forma
	Beacon	Allied[1]	Adjustments	Reference	Combined
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$3,086,802	$1,871,490	$—		$4,958,292
Cost of products sold	2,333,504	1,376,043	—		3,709,547

Gross profit	753,298	495,447	—		1,248,745
Operating expense	624,526	402,121	64,235	4(a), 4(b)	1,090,882

Income from operations	128,772	93,326	(64,235)		157,863
Interest expense, financing costs, and other	39,239	2,747	81,483	4(c), 4(d)	123,469

Income before provision for income taxes	89,533	90,579	(145,718)		34,394
Provision for income taxes	33,800	35,915	(56,301)	4(e)	13,414

Net income	$55,733	$54,664	$(89,417)		$20,980

Dividend on preferred shares					18,000

Net income attributable to common stockholders					$2,980

Weighted-average common stock outstanding:
Basic	60,131,546		5,985,634	4(f)	66,117,180
Diluted	61,163,591		5,985,634	4(f)	67,149,225

Net income per share:
Basic	$0.93		$(0.88)	4(g)	$0.05
Diluted	$0.91		$(0.87)	4(g)	$0.04

(1)	The unaudited pro forma condensed statement of operations data of Allied for the nine months ended June 30, 2017 includes the historical statement of operations of Allied for the three months ended December 31, 2016. The historical statement of operations data of Allied for the three months ended December 31, 2016, is also included in the unaudited pro forma condensed combined statement of operations for the fiscal year ended September 30, 2016. Condensed historical statement of operations data of Allied for the three months ended December 31, 2016 is as follows (in thousands):

Three Months Ended
December 31, 2016
Revenue	$625,879
Expenses	601,286

Net income	$24,593

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Fiscal Year Ended September 30, 2016

	Historical		Pro Forma	Note	Pro Forma
	Beacon	Allied[1]	Adjustments	Reference	Combined
	(in thousands, other than share and per share amounts)
Statement of Operations Data:
Net sales	$4,127,109	$2,560,404	$—		$6,687,513
Cost of products sold	3,114,040	1,883,061	—		4,997,101

Gross profit	1,013,069	677,343	—		1,690,412
Operating expense	808,085	536,367	83,057		1,427,509

Income from operations	204,984	140,976	(83,057)	4(a), 4(b)	262,903
Interest expense, financing costs, and other	58,452	7,993	106,444		172,889

Income before provision for income taxes	146,532	132,983	(189,501)	4(c), 4(d)	90,014
Provision for income taxes	56,615	52,507	(74,017)		35,105

Net income	$89,917	$80,476	$(115,484)	4(e)	$54,909

Dividend on preferred shares					24,000

Net income attributable to common stockholders					$30,909

Weighted-average common stock outstanding:
Basic	59,424,372		5,985,634	4(f)	65,410,006
Diluted	60,418,067		5,985,634	4(f)	66,403,701

Net income per share:
Basic	$1.51		$(1.04)	4(g)	$0.47
Diluted	$1.49		$(1.02)	4(g)	$0.47

(1)	Represents Allied statement of operations data for the year ended December 31, 2016. There were no significant transactions outside the ordinary course of business for Allied in the three months ended December 31, 2016

Beacon Roofing Supply, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2017

	Historical		Pro Forma	Note	Pro Forma
	Beacon	Allied	Adjustments	Reference	Combined
	(in thousands)
Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$33,055	$6,145	$(6,145)	5(a), 5(e)	$33,055
Accounts receivable	670,977	393,652	—		1,064,629
Inventories, net	641,425	366,281	—		1,007,706
Prepaid expenses and other current assets	221,477	58,093	—		279,570

Total current assets	1,566,934	824,171	(6,145)		2,384,960

Property and equipment, net	156,951	116,360	29,000	5(b)	302,311
Goodwill	1,256,014	433,094	1,108,548	5(b)	2,797,656
Intangibles, net	442,962	12,282	898,000	5(b)	1,353,244
Other assets, net	1,511	2,269	—		3,780

Total Assets	$3,424,372	$1,388,176	$2,029,403		$6,841,951

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$387,579	$376,033	$—		$763,612
Accrued expenses	280,315	89,658	24,103	5(c)	394,076
Current portions of long-term debt	13,762	—	—		13,762
Indebtedness to related parties	—	16,889	(16,889)	5(e)	—

Total current liabilities	681,656	482,580	7,214		1,171,450

Borrowings under revolving lines of credit, net	449,615	—	142,902	5(d)	592,517
Long-term debt, net	721,685	—	1,795,323	5(d)	2,517,008
Deferred income taxes, net	142,116	13,847	318,414	5(b)	474,377
Long-term obligations under equipment financing and other, net	28,412	772	—		29,184
Indebtedness to related parties	—	82,475	(82,475)	5(e)	—

Total liabilities	2,023,484	579,674	2,181,378		4,784,536

Commitments and contingencies
Convertible preferred stock	—	—	398,025	5(a)	398,025

Stockholders’ equity:
Common stock	603	—	60	5(a), 5(e)	663
Preferred stock	—	2,475	(2,475)	5(e)	—
Additional paid-in capital	714,608	449,607	(160,917)	5(a), 5(e)	1,003,298
Retained earnings	703,055	356,420	(386,668)	5(c), 5(e)	672,807
Accumulated other comprehensive loss	(17,378)	—	—		(17,378)

Total stockholders’ equity	1,400,888	808,502	(550,000)		1,659,390

Total Liabilities and Stockholders’ Equity	$3,424,372	$1,388,176	$2,029,403		$6,841,951

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

On August 24, 2017, Beacon entered into a stock purchase agreement (the “Stock Purchase Agreement”) with Oldcastle, Inc. and Oldcastle Distribution, Inc., pursuant to which Beacon will acquire for approximately $2.625 billion in cash (subject to a working capital and certain other adjustments as set forth in the Stock Purchase Agreement) (the “Purchase Price”) all of the issued and outstanding shares of capital stock of Allied Building Products Corp. and an affiliated entity (together with its and their respective subsidiaries, “Allied”), on the terms and subject to the conditions set forth in the Stock Purchase Agreement (the “Allied Acquisition”).

To finance this transaction, Beacon has entered into a commitment letter with lenders for the following debt financing facilities:

•	a $970.0 million seven-year senior secured term loan “B” facility (“Term Loan B”);

•	a $1.3 billion senior-secured asset-based revolving line of credit (“ABL revolver”); and

•	a $1.3 billion senior unsecured bridge facility (the “Bridge loan”).

In connection with the aforementioned debt financing (the “Debt Financing”), Beacon plans to enter into the following equity financing transactions to further finance the Allied Acquisition:

•	a $400.0 million sale (the “Convertible Preferred Stock Purchase”) of Series A Cumulative Convertible Participating Preferred Stock to CD&R Boulder Holdings, L.P (“convertible preferred stock”); and

•	a $300.0 million public offering of shares of common stock.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared pursuant to the rules and regulations of the SEC. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations.

The unaudited pro forma condensed combined balance sheet information gives effect to the Allied Transactions as if they had been consummated on June 30, 2017 and includes pro forma adjustments based on Beacon management’s preliminary valuations of certain tangible and intangible assets. Beacon’s fiscal year ends on September 30, while Allied’s last three fiscal years ended on December 31, 2016, January 2, 2016 and December 27, 2014. The unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 gives effect to the Allied Transactions as if they had been consummated on October 1, 2015 and combines Beacon’s historical results for the fiscal year ended September 30, 2016 with Allied’s historical results for the fiscal year ended December 31, 2016. As Allied’s fiscal year end is within 93 days of Beacon’s fiscal year end, the unaudited pro forma condensed combined statement of operations information for the fiscal year ended September 30, 2016 includes Allied’s annual operating results for its respective fiscal year ended December 31, 2016. The unaudited pro forma condensed combined statement of operations information for the nine months ended June 30, 2017 gives effect to the Allied Transactions as if they had been consummated on October 1, 2016 and combines Beacon’s historical results for the nine months ended June 30, 2017 with Allied’s historical results for the six months ended July 1, 2017 and the three months ended December 31, 2016.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting for business combinations under the guidance of Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). Under ASC 805, assets acquired and liabilities assumed are recorded at fair value, with any excess purchase price allocated to goodwill. The fair value of identifiable tangible and intangible assets acquired and liabilities assumed are preliminary and are based upon available information and certain assumptions described in the accompanying notes to the unaudited pro forma condensed combined financial statements that Beacon’s management believes are reasonable under the circumstances. The final purchase price allocation for the Allied Transactions will be performed after the closing of the Allied Acquisition and will depend on the actual net tangible and intangible assets that exist as of the closing of the Allied Acquisition. Any final adjustments may change the allocation of purchase price, which could result in a change to the unaudited pro forma condensed combined financial information, including goodwill. The result of the final purchase price allocation could be materially different from the preliminary allocation set forth herein.

3.	Accounting Policies

Following the Allied Acquisition, Beacon will conduct a review of accounting policies of Allied in an effort to determine if differences in accounting policies require reclassification of results of operations or reclassification of assets or liabilities to conform to Beacon’s accounting policies and classifications. As a result of that review, Beacon may identify differences among the accounting policies of the companies that, when conformed, could have a material impact on the unaudited pro forma combined financial information.

4.	Unaudited Pro Forma Combined Statement of Operations Adjustments

(a)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied definite-lived intangible assets (customer relationships) is approximately $800.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the amortization of acquired definite-lived intangible assets, and was calculated as follows (in thousands):

Nine Months Ended
June 30, 2017
Estimated pro forma amortization	$65,137
Historical amortization	(5,885)

Total incremental amortization	$59,252

Year Ended
September 30, 2016
Estimated pro forma amortization	$86,850
Historical amortization	(10,437)

Total incremental amortization	$76,413

Definite lived intangible assets consisting of amounts assigned to customer relationships are expected to be amortized over their estimated life of 20 years on an accelerated basis. Estimated future amortization for the five year period following the closing date of the Allied Acquisition is $86.8 million, $122.5 million, $108.3 million, $91.8 million, and $75.5 million for the years ending September 30, 2017, 2018, 2019, 2020, and 2021, respectively.

(b)	In accordance with ASC 805, the estimated purchase price of Allied has been allocated on a preliminary basis to the fair value of its assets and liabilities. The preliminarily determined fair value for Allied property, plant, and equipment is approximately $145.0 million. This adjustment increases operating expenses for the incremental expense that will be incurred based on the depreciation of acquired property, plant, and equipment. The incremental depreciation expense for the nine months ended June 30, 2017 and year ended September 30, 2016 was $5.0 million and $6.6 million, respectively. These amounts were calculated based on an estimated $29.0 million of incremental fair value depreciated over a range of 1.6 to 8.0 years.

(c)	To consummate the Allied Acquisition, Beacon intends to incur approximately $2.0 billion of incremental new indebtedness. Based on the assumed interest rates on the Debt Financing in connection with the Allied Acquisition the pro forma adjustment to interest expense was calculated as follows (in thousands):

Nine Months Ended
June 30, 2017
Estimated interest expense on financing incurred in connection with the Allied Acquisition	$98,551
Less: Interest expense recorded in Beacon’s historical results related to interest expense	(20,129)
Estimated amortization of deferred financing costs recorded in connection with the Allied Acquisition	5,571
Less: Interest expense recorded in Beacon’s historical results related to deferred financing costs	(2,509)

Total pro forma adjustment to interest expense related to debt financing	$81,484

Year Ended
September 30, 2016
Estimated interest expense on financing incurred in connection with the Allied Acquisition	$131,401
Less: Interest expense recorded in Beacon’s historical results related to interest expense	(29,846)
Estimated amortization of deferred financing costs recorded in connection with the Allied Acquisition	7,429
Less: Interest expense recorded in Beacon’s historical results related to deferred financing costs	(2,539)

Total pro forma adjustment to interest expense related to debt financing	$106,445

Beacon estimates the weighted-average interest rate on the new indebtedness to be approximately 4.6%. A hypothetical 1/8 percent increase or decrease in the expected weighted-average interest rate, including from an increase in LIBOR, would increase or decrease interest expense on Beacon’s financing by approximately $35.8 million annually.

(d)	In connection with the Allied Acquisition, Beacon intends to obtain at least $400.0 million of equity financing via the Convertible Preferred Stock Purchase. The preferred stock will be convertible perpetual participating preferred stock of Beacon, with an initial conversion price of $41.26 per share, and will accrue dividends at a rate of 6.0% per annum (payable in cash or in-kind, subject to specified limitations). Assuming an outstanding convertible preferred stock value of $400.0, the common stock equivalent of the preferred stock upon conversion would be approximately 9.7 million shares of common stock. Estimated deferred financing costs related to this equity financing are approximately $2.0 million. These costs net down the total value of the preferred stock on the balance sheet.

(e)	The adjustment to the unaudited pro forma condensed combined balance sheet as of June 30, 2017 gives effect to the recording of the fair value of the estimated net deferred tax assets acquired from Allied, and the recording of a deferred tax liability associated with the difference in the financial reporting and tax basis in the customer relationship intangible recorded as part of the acquisition method of accounting described in Note 5(b).

For purposes of the unaudited pro forma condensed combined statement of operations, the combined United States federal and state statutory tax rate of 39.0% has been used for all periods presented. This does not reflect Beacon’s effective tax rate, which includes other tax items such as tax charges or benefits, and does not take into account any historical or possible future tax events that may impact Beacon in the future.

(f)	In connection with the Allied Acquisition, Beacon intends to obtain approximately $300.0 million of equity financing through a public offering of shares of our common stock. Utilizing the Beacon common stock closing price of $50.12 as of September 8, 2017, the pro forma adjustment to basic and diluted weighted-average common stock outstanding for the nine months ended June 30, 2017 and year ended September 30, 2016 is an increase of approximately 6.0 million shares.

Assuming a full conversion of the preferred stock outstanding at the beginning of the period (see Note 4(d)), the pro forma adjustment to diluted weighted-average common stock outstanding for the nine months ended June 30, 2017 and year ended September 30, 2016 would be increases of approximately 14.6 million shares and 14.7 million shares, respectively.

(g)	The pro forma adjustment to net income per share (“EPS”) is derived by dividing the pro forma net income attributable to common stockholders by the pro forma basic and diluted weighted-average shares outstanding (“WASO”) and comparing the respective totals to historical net income per share.

Assuming no conversion of preferred stock in the period and an assumed 6% annual dividend on the convertible preferred shares outstanding, the following represents the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

Nine Months Ended
June 30, 2017
Pro Forma Net Income	$20,980
Less: Dividends on preferred shares	(18,000)

Net income attributable to common stockholders	$2,980

Pro forma Basic WASO	66,117,180
Pro forma Diluted WASO	67,149,225

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.05	$0.93	$(0.88)
Pro forma Diluted EPS	$0.04	$0.91	$(0.87)

Year Ended
September 30, 2016
Pro Forma Net Income	$54,909
Less: Dividends on preferred shares	(24,000)

Net income attributable to common stockholders	$30,909

Pro forma Basic WASO	65,410,006
Pro forma Diluted WASO	66,403,701

	Pro Forma EPS	Unadjusted EPS	Pro Forma EPS Adjustment
Pro forma Basic EPS	$0.47	$1.51	$(1.04)
Pro forma Diluted EPS	$0.47	$1.49	$(1.02)

Assuming full conversion of preferred stock at the beginning of the period, the following would represent the calculation of the pro forma adjustment to net income per share for the respective periods presented (in thousands, except share and per share amounts):

Nine Months Ended
June 30, 2017
Pro Forma Net Income	$20,980
Less: Dividends on preferred shares	—

Net income attributable to common stockholders	$20,980

Pro forma Basic WASO	66,117,180
Pro forma Diluted WASO	75,811,799

			Pro Forma
	Pro Forma EPS	Unadjusted EPS	EPS Adjustment
Pro forma Basic EPS	$0.32	$0.93	$(0.61)
Pro forma Diluted EPS	$0.28	$0.91	$(0.63)

Year Ended
September 30, 2016
Pro Forma Net Income	$54,909
Less: Dividends on preferred shares	—

Net income attributable to common stockholders	$54,909

Pro forma Basic WASO	65,410,006
Pro forma Diluted WASO	75,104,625

			Pro Forma
	Pro Forma EPS	Unadjusted EPS	EPS Adjustment
Pro forma Basic EPS	$0.84	$1.51	$(0.67)
Pro forma Diluted EPS	$0.73	$1.49	$(0.76)

5.	Unaudited Pro Forma Combined Balance Sheet Adjustments

(a)	A summary of the expected sources and uses resulting from the Allied Acquisition and related financing transactions is as follows (in thousands):

Sources of funds
Total debt financing	$2,901,568
Issuance of preferred stock	400,000
Issuance of common stock	300,000

Total sources of funds	$3,601,568

Use of funds
Cash consideration for Allied	$2,625,000
Repayment of existing Beacon debt	887,240
Transaction fees	24,103
Deferred financing fees	65,225

Total use of funds	$3,601,568

(b)	The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the preliminary allocation by Beacon management of the purchase price for Allied to the identifiable tangible and intangible net assets acquired, with the excess purchase price allocated to goodwill. Under the acquisition method of accounting, the total estimated purchase price is allocated to Allied’s net tangible and intangible assets based on their estimated fair values at the date of the completion of the acquisition.

Below is a preliminary allocation of the total purchase price and the pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2017 (in thousands):

Purchase Price Allocation
Net working capital	$243,000
Inventory	358,000
Fixed assets	145,000
Other assets	2,000
Trade name	110,000
Customer relationships	800,000
Goodwill	967,000

Total	$2,625,000

The adjustments to the historical combined net assets as a result of the allocation of the estimated purchase price for Allied are as follows (in thousands):

	Historical	Preliminary	Pro forma
	book value	fair values	adjustment
Trade name	$—	$110,000	$110,000
Customer relationships	12,282	800,000	787,718
Intangible assets, net	—	910,000	910,000
Goodwill	433,094	967,000	533,906
Deferred income taxes	13,847	331,871	318,024

Upon completion of the fair value assessment, the Company anticipates that the final purchase price allocation will differ from the preliminary assessment provided above. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments and the residual amounts will be allocated as an increase or decrease to goodwill.

(c)	Beacon and Allied anticipate incurring transaction costs associated with the Allied Acquisition of approximately $24.1 million. This adjustment reflects the accrual of those anticipated costs.

(d)	The adjustments to historical combined long-term debt are comprised of the following (in thousands):

Paydown of existing Beacon revolver lines of credit	$(449,615)
Paydown of existing Beacon Term Loan B	(437,625)
ABL revolver[1]	593,717
Term Loan B1	970,000
Bridge loan[1]	1,300,000

Net change in long term debt	$1,976,477

(1)	Amounts represent debt financing commitments entered into by Beacon. Actual allocation of these amounts upon closing of the Allied Acquisition may change based on the results of the equity financing Beacon plans to obtain in connection with these debt financing transactions.

Deferred financing fees of approximately $52.0 million have been recorded against the gross long-term debt balances. Deferred financing fees will be amortized over the contractual term of the respective facilities. Deferred financing fees of $13.8 million relating to Beacon’s existing long-term debt have been eliminated from total assets with a corresponding decrease to retained earnings for the amounts related to Beacon. No adjustment has been made to the unaudited pro forma combined statements of operations for these costs, as they are non-recurring.

(e)	Adjustment to eliminate (settle) Allied’s intercompany debt and stockholder’s equity.